MANAGEMENT SERVICES AGREEMENT


     THIS AGREEMENT (the "Agreement") is made effective as of the 1st day of October, 2000 (the "Effective Date"), between Omega Healthcare Investors, Inc. a Maryland corporation (the "Company"), and ECG Ventures, Inc. (the "Contractor") and Thomas W. Erickson ("Erickson").

                                  INTRODUCTION
                                  ------------

     The Company and the Contractor desire to enter into an agreement pursuant to which the Contractor will provide the services of Erickson to the Company.

     NOW, THEREFORE, the parties agree as follows:

1.       Definitions
         -----------

     (a) "Affiliate" means any person, firm, corporation, partnership, association or entity that, directly or indirectly or through one or more intermediaries, controls, is controlled by or is under common control with the Company.

     (b) "Cause" the occurrence of any of the following events:

          (i) willful refusal by Erickson or the Contractor to follow a lawful direction of the Board of Directors of the Company, provided the direction is not materially inconsistent with the duties or responsibilities of the Contractor or of Erickson's position as interim Chief Executive Officer of the Company, which refusal continues after the Board of Directors has again given the direction;

          (ii) willful misconduct or reckless disregard of Erickson's or the Contractor's duties or of the interest or property of the Company;

          (iii) intentional disclosure by Erickson or the Contractor to an unauthorized person of Confidential Information or Trade Secrets, which causes material harm to the Company;

          (iv) any act by Erickson or the Contractor of fraud, material misappropriation, significant dishonesty, or act involving moral turpitude;

          (v) conviction by Erickson or the Contractor of a felony; or

          (vi) a material breach of this Agreement by Erickson or the Contractor shall occur, and Erickson and the Contractor fail to cure the breach within ten (10) days following the Company giving prompt written notice of the breach specifying in detail the facts and circumstances constituting the breach.

     (c) "Confidential Information" means data and information relating to the business of the Company or an Affiliate (which does not rise to the status of a Trade Secret) which is or has been disclosed to the Contractor or Erickson or of which the Contractor or Erickson became aware as a consequence of or through their relationship to the Company or an Affiliate and which has value to the Company or an Affiliate and is not generally known to its competitors. Confidential Information shall not include any data or information that has been voluntarily disclosed to the public by the Company or an Affiliate (except where such public disclosure has been made by the Contractor or Erickson without authorization) or that has been independently developed and disclosed by others, or that otherwise enters the public domain through lawful means.

     (d) "Disability" means the inability of Erickson to perform the material duties of his position as interim Chief Executive Officer hereunder due to a physical, mental, or emotional impairment, for a ninety (90) consecutive day period or for aggregate of one hundred eighty (180) days during any three hundred sixty-five (365) day period.

     (e) "Good Reason" means the occurrence of all of the following:

          (i) the Company materially breaches this Agreement;

          (ii) the Contractor gives written notice to the Company of the facts and circumstances constituting the breach within ten (10) days following the occurrence of the breach;

          (iii) the Company fails to remedy the breach within ten (10) days following the Contractor's written notice of the breach; and

          (iv) the Contractor and Erickson terminate the engagement and this Agreement within ten (10) days following the Company's failure to remedy the breach.

     (f) "Trade Secrets" means information including, but not limited to, technical or nontechnical data, formulas, patterns, compilations, programs, devices, methods, techniques, drawings, processes, financial data, financial plans, product plans or lists of actual or potential customers or suppliers which (i) derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use, and (ii) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.

2.       Terms and Conditions of Engagement.
         -----------------------------------

     (a) Engagement. The Contractor shall make available to the Company the services of Erickson as interim Chief Executive Officer of the Company, and Erickson shall perform such services. Erickson shall be the interim Chief Executive Officer of the Company as of the Effective Date, and Erickson hereby accepts such position, subject to the terms and conditions hereof.
Notwithstanding any other provision hereof, in the event the Company appoints another person as Chief Executive Officer during the Term, and removes Erickson as interim Chief Executive Officer, the Board of Directors of the Company may cause Erickson to perform other management or management advisory duties to the Company which the Board of Directors may reasonably request for the remainder of the Term (defined in Section 4 hereof).

     (b) Contractor Relationship. The Contractor is an independent contractor to the Company, and Erickson is the employee of the Contractor and not the employee of the Company. This is also a personal services contract for the services of Erickson. The Contractor cannot satisfy the terms and conditions of this Agreement by making anyone else available to perform Erickson's services. The Company will report all payments to be made hereunder on Forms 1099 as payments to the Contractor for independent contracting services, and will not report any payments on Form W-2 to Erickson. Erickson shall not be treated for any purposes as an employee of the Company and shall not be entitled to participate in any employee benefits plans or programs of the Company. Erickson shall report to the Board of Directors of the Company and shall have such authority and responsibilities and perform such duties as are consistent with his executive capacities hereunder as shall reasonably be assigned to him from time to time by the Board of Directors of the Company. Such duties may include (i) managing the existing business of the Company, including directing the Company's efforts to optimize the value of its existing portfolio, and (ii) assisting the Company's efforts to recruit a chief executive officer. Erickson shall devote substantially approximately 60% of his business time and efforts to the performance of duties for the Company and its Affiliates and use his best efforts in such endeavors. Erickson may perform some of his duties from a remote location, but will perform services not less than three days per week on average at the Company's office in Ann Arbor, Michigan.

3.       Compensation.
         -------------

     (a) Cash Compensation. The Company shall pay to the Contractor $41,667 per month for Erickson's services hereunder. The Company shall pay the monthly cash compensation in substantially equal installments semi-monthly after the services are performed.

     (b) Stock Option. The Company hereby grants the Contractor a nonqualified stock option to purchase 35,000 shares of common stock of the Company pursuant to the agreement attached hereto as an Exhibit.

     (c) Dividend Equivalent Rights. The Company hereby grants the
Contractor dividend equivalent rights with respect to 35,000 shares of common stock of the Company pursuant to the agreement attached hereto as an Exhibit.

     (d) Expenses. The Contractor shall be entitled to be reimbursed in accordance with the policies of the Company, as adopted and amended from time to time, for all reasonable and necessary expenses incurred by the Contractor or Erickson in connection with the performance of Erickson's duties of employment hereunder; provided, however, the Contractor shall, as a condition of such reimbursement, submit verification of the nature and amount of such expenses in accordance with the reasonable reimbursement policies from time to time adopted by the Company. Such expense reimbursement to the Contractor:

          (i) will include, without limitation, Erickson's reasonable business travel expenses between Dallas, Texas and Ann Arbor, Michigan incurred in connection with the performance of his duties hereunder, including airfare, lodging, and meals while he is performing services hereunder in Ann Arbor;

          (ii) will include, without limitation, an agreed upon portion of the cost of monthly group health care premiums for the Term (defined below) that Erickson is required to pay to CareSelect on behalf of Erickson and his dependents; and

          (iii) but will not include other expenses that the Contractor may incur as a result of its relationship to Erickson, such as the costs of employee benefits that the Contractor may provide to Erickson.

4.       Term, Termination and Termination Payments.
         -------------------------------------------

     (a) Term. Unless sooner terminated pursuant to Section 4(b) hereof or extended by written agreement of the parties, the term of this Agreement shall commence as of October 1, 2000 and will end March 31, 2001 (the "Term").

     (b) Termination. This Agreement and the engagement of the Contractor and Erickson by the Company hereunder may only be terminated: (i) by expiration of the term set forth in Section 4(a) hereof; (ii) by mutual agreement of the parties; (ii) by the Company without Cause; (iii) by Erickson and the Contractor for Good Reason; (iv) by the Company, the Contractor or Erickson due to the Disability of Erickson; or (v) by the Company for Cause or (vi) by Erickson and the Contractor, for any reason in their sole discretion, upon sixty (60) days prior written notice to the Company. This Agreement shall also terminate immediately upon the death of Erickson. Notice of termination by any party shall be given prior to termination in writing and shall specify the basis for termination and the effective date of termination. Notice of termination for Cause by the Company shall specify the basis for termination for Cause. Except as provided in Section 4(c) and except as provided under the terms of the stock option and dividend equivalent rights agreements referred to in Sections 3(b) and 3(c), the Contractor shall not be entitled to any payments on benefits after termination of this Agreement, except for cash compensation pursuant to Section 3(a) accrued up to the date of termination and expenses required to be reimbursed pursuant to Section 3(d) hereof.

     (c) Termination by the Company without Cause or by Erickson or Contractor for Good Reason. In the event the engagement of the Contractor and Erickson is terminated by the Company without Cause or by Erickson and the Contractor for Good Reason, the Company will continue to pay the Contractor the remainder of the cash compensation pursuant to Section 3(a) hereof for the remainder of the Term (determined without regard to the Company's premature termination thereof) on the same schedule as if Erickson had continued to perform services for such period and the stock option and dividend equivalent rights described in Sections 3(b) and 3(c) shall vest and remain exercisable pursuant to the terms of the agreements, which are attached as Exhibits hereto.

     (d) Survival. The covenants of the Contractor and Erickson in Section 5 hereof shall survive the termination of this Agreement and shall not be extinguished thereby.

5.       Ownership and Protection of Proprietary Information.
         ----------------------------------------------------

     (a) Confidentiality. All Confidential Information and Trade Secrets and all physical embodiments thereof received or developed by the Contractor or Erickson while engaged by the Company are confidential to and are and will remain the sole and exclusive property of the Company. Except to the extent necessary to perform the duties assigned by the Company hereunder, the Contractor and Erickson will hold such Confidential Information and Trade Secrets in trust and strictest confidence, and will not use, reproduce, distribute, disclose or otherwise disseminate the Confidential Information and Trade Secrets or any physical embodiments thereof and may in no event take any action causing or fail to take the action necessary in order to prevent, any Confidential Information and Trade Secrets disclosed to or developed by the Contractor or Erickson to lose its character or cease to qualify as Confidential Information or Trade Secrets.

     (b) Return of Company Property. Upon request by the Company, and in any event upon termination of this Agreement for any reason, as a prior condition to receiving any final compensation hereunder (including any payments pursuant to Section 4 hereof), the Contractor and Erickson will promptly deliver to the Company all property belonging to the Company, including, without limitation, all Confidential Information and Trade Secrets (and all embodiments thereof) then in the Contractor or Erickson's custody, control or possession.

     (c) Survival. The covenants of confidentiality set forth herein will apply on and after the date hereof to any Confidential Information and Trade Secrets disclosed by the Company or developed by the Contractor or Erickson prior to or after the date hereof. The covenants restricting the use of Confidential Information will continue and be maintained by the Contractor and Erickson for a period of two years following the termination of this Agreement. The covenants restricting the use of Trade Secrets will continue and be maintained by the Contractor and Erickson following termination of this Agreement for so long as permitted by the Michigan law.

6.   Contracts or Other Agreements with Former Employer or Business.
     ---------------------------------------------------------------

     The Contractor and Erickson hereby represent and warrant that neither of them is subject to any employment or consulting agreement or similar document, except as previously disclosed and delivered to the Company, with a former employer or with any business as to which the Contractor's or Erickson's engagement by the Company and provision of services in the capacity contemplated would be a breach. For that reason, the Contractor and Erickson hereby represent and warrant that they are not subject to any agreement which prohibits the Contractor or Erickson during a period of time which extends through the Term from any of the following: (i) providing services for the Company in the capacity contemplated by this Agreement; (ii) competing with, or in any way participating in a business which includes the Company's business; (iii) soliciting personnel of such former employer or other business to leave such former employer's employment or to leave such other business; or (iv) soliciting customers of such former employer or other business on behalf of another business.

7.       Remedies and Enforceability.
         ----------------------------

     The Contractor and Erickson agree that the covenants and agreements contained in Section 5 hereof are of the essence of this Agreement; that each of such covenants is reasonable and necessary to protect and preserve the interests and properties of the Company; that irreparable loss and damage will be suffered by the Company should the Contractor or Erickson breach any of such covenants and agreements; that each of such covenants and agreements is separate, distinct and severable not only from the other of such covenants and agreements but also from the other and remaining provisions of this Agreement; that the unenforceability of any such covenant or agreement shall not affect the validity or enforceability of any other such covenant or agreements or any other provision or provisions of this Agreement; and that, in addition to other remedies available to it, the Company shall be entitled to seek specific performance of this Agreement and to seek both temporary and permanent injunctions to prevent a breach or contemplated breach by the Contractor or Erickson of any of such covenants or agreements.

8.       Notice.
         -------

     All notices, requests, demands and other communications required hereunder shall be in writing and shall be deemed to have been duly given if delivered or if mailed, by United States certified or registered mail, prepaid to the party to which the same is directed at the following addresses (or at such other addresses as shall be given in writing by the parties to one another):

         If to the Company:                 Omega Healthcare Investors, Inc.
                                            900 Victors Way
                                            Suite 350
                                            Ann Arbor, MI  48108
                                            Attn:    General Counsel

         If to the Contractor or Erickson:  Thomas Erickson
                                            ECG Ventures, Inc.
                                            3106 Greenbrier Drive
                                            Dallas, TX 75225

Notices delivered in person shall be effective on the date of delivery. Notices delivered by mail as aforesaid shall be effective upon the third calendar day subsequent to the postmark date hereof.

9.       Miscellaneous.
         --------------

     (a) Indemnification and Director and Officer Liability Insurance. The Company shall indemnify Erickson and the Contractor for Erickson's actions as interim Chief Executive Officer (and as a member of the Board of Directors with respect to such period as he may be a member), to the maximum extent permitted by the laws of the State of incorporation of the Company, the Company's articles of incorporation and by-laws. At all times during the term of this Agreement, the Company will cover Erickson, and name him as an insured to the extent necessary as a condition of coverage, under any director and officer liability policy it may maintain, in his capacity as the interim Chief Executive Officer (and as a member of the Board of Directors with respect to such period as he may be a member).

     (b) Assignment. The rights and obligations of the Company under this Agreement shall inure to the benefit of the Company's successors and assigns. This Agreement may be assigned by the Company to any legal successor to the Company's business or to an entity which purchases all or substantially all of the assets of the Company, but not otherwise without the prior written consent of Contractor or Erickson. In the event the Company assigns this Agreement as permitted by this Agreement and the Contractor and Erickson remain engaged by the assignee, the "Company" as defined herein will refer to the assignee and the Contractor and Erickson will not be deemed to have terminated the engagement hereunder until the Contractor and Erickson terminate the engagement from the assignee. Neither the Contractor nor Erickson may assign this Agreement.

     (c) Waiver. The waiver by the Company of any breach of this Agreement by any party shall not be effective unless in writing, and no such waiver shall constitute the waiver of the same or another breach on a subsequent occasion.

     (d) Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Michigan. The parties agree that any appropriate state or federal court located in Ann Arbor, Michigan shall have jurisdiction of any case or controversy arising under or in connection with this Agreement and shall be a proper forum in which to adjudicate such case or controversy. The parties consent to the jurisdiction of such courts.

     (e) Entire Agreement. This Agreement embodies the entire agreement of the parties hereto relating to the subject matter hereof and supersedes all oral agreements, and to the extent inconsistent with the terms hereof, all other written agreements.

     (f) Amendment. This Agreement may not be modified, amended, supplemented or terminated except by a written instrument executed by the parties hereto.

     (g) Severability. Each of the covenants and agreements hereinabove contained shall be deemed separate, severable and independent covenants, and in the event that any covenant shall be declared invalid by any court of competent jurisdiction, such invalidity shall not in any manner affect or impair the validity or enforceability of any other part or provision of such covenant or of any other covenant contained herein.

     (h) Captions and Section Headings. Except as set forth in Section 1 hereof, captions and section headings used herein are for convenience only and are not a part of this Agreement and shall not be used in construing it.

     IN WITNESS WHEREOF, the Company, the Contractor and Erickson have each executed and delivered this Agreement as of the date first shown above.

                                                COMPANY:

                                                OMEGA HEALTHCARE INVESTORS, INC.

                                                By:    /s/ SUSAN A. KOVACH
                                                       ----------------------


                                                CONTRACTOR:
                                                ECG VENTURES, INC.


                                                By: /s/ THOMAS W. ERICKSON
                                                        ------------------
                                                        Thomas Erickson

                                               ERICKSON:


                                                  /s/ THOMAS W. ERICKSON
                                                      ------------------
                                                      Thomas W. Erickson